rai
Realization Advisors, Inc.

10 S. Riverside Plaza
Suite 1800
Chicago Il. 60606
phone 312-474-7850
fax 312-896-9470
cell 630-531-6050

Michael L. Kayman
(630) 531-6050
mkayman@realizationadvisors.com

April 30, 2009

PRIVATE AND CONFIDENTIAL
BY ELECTRONIC MAIL

Board of Directors
Sonoran Energy, Inc.
14180 Dallas Parkway
Suite 400
Dallas, TX 75254

Re: Engagement to Furnish Chief Restructuring Officer & Advisory Services

Gentlemen:

This letter serves to set out the terms and conditions for the engagement (the "Engagement") of Realization Advisors, Inc. ("RAI") by Sonoran Energy, Inc. ("Sonoran Energy" or the "Company") to provide certain advisory services, including Michael L. Kayman ("Kayman") acting as Chief Restructuring Officer ("CRO") of Sonoran Energy and related assets, and to provide related management and advisory services to Sonoran Energy in connection with this position.

Services

Kayman, individually and as assisted by his firm RAI, will report exclusively to the Board of Directors of Sonoran Energy. Kayman will undertake all duties and responsibilities of a Chief Restructuring Officer of Sonoran Energy. The objective of Kayman's CRO services is for Kayman to take senior executive responsibilities for any and all day-to day operations, decision making, supervision, planning, negotiating, execution, contractor management and cash disbursements/controls of Sonoran Energy. Such duties and services shall include but not be limited to:

- Assist in developing and executing short-term projections and financial forecasts, on a cash-flow basis, to facilitate continuing operations of Sonoran Energy's; cost reductions; creditor negotiations; budgeting and direct supervision of and accountability for execution to that budget; contractor selection, supervision and management; and expedited decision making;
- Supervision, direction and execution of all cash management and controls, materials and labor management, accounts receivable management and collection, employee and management evaluation, and creditor management to facilitate short-term operations, including day-to-day supervision and authority over cash disbursements and expenses;

MK

- Aid in negotiating and facilitating, if necessary, a forbearance arrangement, adequate protection arrangements, and debtor-in-possession financing with the Company's lenders in order to preserve value, insure continued operations, and allow for all business alternatives to be properly evaluated;
- Assist management with cash flow and liquidity management to sustain business viability, including management of cash disbursements, security, engagement of and negotiation with necessary contractors for any construction and business contracts, and supervision and direction of contractors;
- Develop and assess alternative business and asset disposition strategies;
- Develop a "critical path" timeline for continuing business, construction, financing and sale efforts;
- Facilitate valuations and appraisals on a sale, liquidation and going-concern basis;
- Direct and supervise any asset/business sale, liquidation or disposition of assets, including developing a short-term, expedited plan of sale/disposition and supervising such plan;
- Provide periodic reporting to Sonoran Energy's Board of Directors; and
- Provide additional day-to-day hand-on management and financial advisory services to assist the Company and it operations.

Fees

In consideration for acting as the CRO and providing advisory Services to Sonoran Energy, RAI shall be paid $25,000 per month or as otherwise agreed with Sonoran Energy's senior, secured lenders.

At the commencement of his duties, RAI shall receive a retainer of $25,000, which retainer shall be credited against unpaid amounts of RAI's fees at the termination of his tenure as CRO and any balance remaining shall be returned to Sonoran Energy as soon thereafter as is practicable. RAI's invoices shall be due and payable upon receipt.

In addition to being paid the fees for professional services, RAI shall be reimbursed monthly for reasonable and actual out-of-pocket expenses incurred by Kayman and other RAI personnel, including transportation and coach air fare, mileage and rental car, lodging, parking, and courier/overnight mail services incurred in connection with providing the services set forth herein.

PK

Access to Records

Kayman and RAI shall be permitted full and complete access to and disclosure of Sonoran Energy's books, records and reports, and to have discussions and communications with any and all Sonoran Energy personnel, advisors, attorneys, and agents. Kayman may specifically contact, involve, and work with Peter Rosenthal and Andrew Williams, as needed, in connection with his duties and responsibilities.

Limitation of Liability

Kayman and RAI and any of its partners, associates, agents, or affiliates shall not be liable for any loss or damage except those resulting from RAI's gross negligence or willful misconduct. Kayman nor RAI will in no case be liable for special, incidental, consequential, punitive or exemplary damages or indirect loss or damage, including lost profits or lost savings. Kayman's and RAI's liability, if any, under or in relation to this letter agreement and the engagement and services hereunder shall be limited in amount to fees paid from Sonoran Energy to Kayman or RAI for services rendered.

Termination

This agreement may be terminated by RAI or by resolution of the Sonoran Energy Board of Directors on thirty (30) days prior written notice, provided that, notwithstanding such termination, Kayman and RAI will be entitled to any unpaid fees and expenses due under the provisions of this agreement.

The obligations of the parties under the Limitation of Liability and Governing Law/Venue sections of this agreement shall survive the termination of this agreement.

Governing Law/Venue

This agreement letter shall be governed by and construed in accordance with the internal laws of the State of New York.

The parties submit to the non-exclusive personal jurisdiction of the courts of the State of New York and the United States courts in the Southern District of New York, and agree that venue for any action under this agreement shall be proper in New York County, New York.

Severability

If any term, provision or portion of this agreement shall be determined to be invalid, void or unenforceable, the remainder of the terms, provisions and portions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

PR

Complete Understanding

This agreement executed by the parties sets forth the entire understanding of the parties concerning the matters contained herein and supercedes all other prior agreements, arrangements and communications, whether oral or written, with respect to the matters contained herein. Specifically, this letter agreement also supercedes and replaces any prior agreements, engagements, or relationships between Kayman/RAI and Sonoran Energy, and any requirements thereunder.

Modification

This agreement letter may not be altered, modified or changed in any manner except by a writing duly executed by the parties hereto.

Notices

All notices required or permitted to be delivered under this letter agreement shall be sent, if to RAI or Kayman, to the address set forth at the head of this letter, and if to Sonoran Energy, to the address to which this letter agreement is addressed to the attention of the Board of Directors. All notices under this agreement shall be sufficient if delivered by confirmed facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

PK

Acceptance of Terms

If Sonoran Energy, Inc. is in agreement with the terms set forth in this letter, please have an authorized representative so indicate by signing in the space provided below and return an executed copy of this letter agreement to me by facsimile.

We appreciate this opportunity to be of assistance to Sonoran Energy, and we look forward to working with you.

Sincerely,

Michael Kayman

Michael L. Kayman

AGREED TO AND ACCEPTED:

SONORAN ENERGY, INC.

By: __________________

Name: PETER ROSENTHAL
Its: CEO
Date: April 30, 2009

cc: Standard Bank, Plc and Nordkap Bank A.G.